Boswick Burn and Wound Symposium: New Data to be Presented on Preclinical and Clinical Use of SkinTE™

SALT LAKE CITY, February 1, 2019 – PolarityTE, Inc. (Nasdaq: PTE) announced today that new data on the preclinical and clinical use of its SkinTE™ product, a first-of-its-kind autologous, homologous human cellular and tissue-based product designed to regenerate full-thickness, functional skin for skin repair, reconstruction and replacement, will be presented at the 41st Annual Boswick Burn and Wound Symposium, February 2-7, 2019. PolarityTE is a commercial-stage biotechnology company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences.

The data will provide important insight into the potential of SkinTE in achieving closure of acute and chronic complex wounds, even those with exposed bone and/or tendon. One retrospective study of 13 patients treated for acute trauma, acute burns, burn reconstruction and chronic wounds, which failed or were refractory to the clinical standard of care, measures the effect of SkinTE treatment on wound closure, appendage development and ability to regenerate full-thickness skin, analogous to native skin. Another review examines patient biopsies of regenerated skin to evaluate SkinTE results in adult and pediatric patients in a variety of clinical settings.

Nikolai Sopko, MD, PhD, Chief Scientific Officer of PolarityTE, commented, “We welcome this opportunity to present results that demonstrate the ability to achieve full-thickness skin regeneration with SkinTE. We are especially encouraged by the clinical results in patients with hard-to-treat skin defects, such as those that previously failed to heal with traditional treatment options. We look forward to sharing these results, as well as the great potential for SkinTE to change treatment options for patients, with professionals in the burn and wound care community at the Boswick Symposium.”

A complete listing of the abstracts to be presented includes:

Presentation Title	Presentation Type, Presenter, Date
From bench to bedside: Full-thickness skin and associated dermal appendages regenerated in complex cutaneous wounds treated with an Autologous Homologous Skin Construct	● ● ●	Podium Presentation Dr. N Sopko, PolarityTE, Inc. February 3
Regeneration of full-thickness hair-bearing skin and dermal appendages using an Autologous Homologous Skin Construct in a porcine model of large full-thickness wounds	● ● ●	Poster Presentation Dr. N Sopko, PolarityTE, Inc. February 6
Clinical case series: Full thickness hair-bearing skin replacement for burn injuries and acute and chronic cutaneous defects with an autologous homologous skin construct	● ● ●	Podium Presentation Dr. Mark Granick, Rutgers New Jersey Medical School February 2
Soft tissue reconstruction of complex lower extremity wounds within exposed deep structures utilizing an Autologous Homologous Skin Construct in pediatric cases	● ● ●	Podium Presentation Dr. GS Mundinger, Children’s Hospital of New Orleans, LSU Health Sciences Center February 4
Full closure of complex cutaneous defects using an Autologous Homologous Skin Construct in acute burns, burn reconstruction, acute trauma, and chronic wound cases	● ● ●	Poster Presentation Dr. GS Mundinger, Children’s Hospital of New Orleans, LSU Health Sciences Center February 7

The Boswick Burn and Wound Care Symposium is attended by physicians, researchers, investigators, nurses, therapists and others interested in development of techniques, drugs and devices in the study and management of wound healing, wound management, burn care and infection control. These professionals come together to learn from each other and from industry participants about the new advancements in clinical practice and technology related to burn and wound care.

PolarityTE is a Gold Level Sponsor of the conference, joining many other industry leaders in support of this unique opportunity to connect with professionals in both the burn and wound care spaces. PolarityTE will also host an exhibit booth during the conference.

Following the conclusion of the conference, the abstracts will be available to view at the link below: www.polarityte.com/news-media/scientific-communications

About PolarityTE®

PolarityTE is a commercial-stage biotechnology and regenerative biomaterials company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures with the patient’s own tissue and uses the patient’s own body to support the regenerative process to create the same tissue from which it was derived. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

About SkinTE™

SkinTE is a human cellular and tissue-based product derived from a patient’s own skin intended for the repair, reconstruction, and replacement of skin tissue. SkinTE results have shown the regeneration of full-thickness (epidermis, dermis and hypodermis), functionally-polarized skin with all the appendages including hair and glands.

SkinTE is intended to be used by physicians or other appropriate healthcare providers for homologous uses of skin tissues/integument. Patients who have suffered from an event, disease, process or acquired deficit that results in the functional loss or void of skin/integument systems can receive SkinTE as an adjunct and/or in place of split-thickness skin grafting, full-thickness grafting, temporizing skin coverage and/or skin substitute products. SkinTE is for autologous use only. Aseptic technique during harvest and deployment of SkinTE is mandatory. SkinTE is marketed as an HCT/P regulated by the FDA solely under Section 361 of the Public Health Service Act and 21 CFR 1271.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, WHERE SELF REGENERATES SELF, WELCOME TO THE SHIFT, and SKINTE are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 831-5284

Hans Vitzthum

LifeSci Advisors, LLC

Hans@LifeSciAdvisors.com

(617) 535-7743

Media:

Jenna Mathis

PolarityTE, Inc.

JennaMathis@polarityTE.com

1-800-656-6194